CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus dated February 1, 2022 and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information dated January 31, 2022.

We also consent to the incorporation by reference of our report dated November 22, 2021, with respect to the financial statements and financial highlights of BNY Mellon International Core Equity Fund (one of the funds constituting BNY Mellon Stock Funds) included in its Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2021, into this Post-Effective Amendment No. 58 to the Registration Statement (Form N1-A, File No. 333-100610), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

January 25, 2021